UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2013

MELA Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51481	13-3986004
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 South Buckhout Street, Suite 1 Irvington, New York	10533
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (914) 591-3783

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 21, 2013, MELA Sciences, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with Mr. Robert Coradini with respect to his service to the Company as Interim Chief Executive Officer. Pursuant to the Agreement, which is effective as of June 17, 2013, Mr. Coradini will be paid an annual salary of $200,000 and receive stock options (the “Options”) to purchase 200,000 shares of the Company’s common stock (the “Common Stock”) at an exercise price of $0.73 per share, the fair market value of the Common Stock on June 21, 2013, the date of grant, in accordance with the terms of the Company’s 2005 Stock Incentive Plan. The shares subject to the Options will vest quarterly over the 12 month period starting June 21, 2013, while Mr. Coradini is serving either in the role of the Company’s Interim Chief Executive Officer, its Chief Executive Officer or as a director. In addition, any unvested portion of the Options will accelerate and vest in full at such time as Mr. Coradini ceases to serve the Company as an executive officer and also ceases to serve the Company as a director subject to certain conditions and upon a change of control of the Company.

In connection with Mr. Coradini’s appointment as the Interim Chief Executive Officer, he resigned his appointments to the Compensation Committee and Nominating Committee and in his stead Ms. Luann Via was appointed as a member of the Compensation Committee and Ms. Mindy Meads was appointed as chair of the Nominating Committee, with the Nominating Committee being reduced from four members to three members.

In addition, in connection with David Stone’s appointment as Chairman of the Board he will receive $15,000 annually as compensation for such service.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MELA Sciences, Inc.

Date: June 26, 2013	By:	/s/ Richard I. Steinhart
Richard I. Steinhart Sr. VP & Chief Financial Officer